Exhibit 10.2
DATED 07 DECEMBER 2012

SHARE PURCHASE AGREEMENT

RELATING TO THE PURCHASE OF SHARES IN

4FRONT CONTRACTS MANAGEMENT LTD

BETWEEN

Mr. Hugh Daly and

Mr. Niall Shanahan

AND

GREENWORLD INTERNATIONAL RESOURCES LIMITED

Walter Mee & Co
Solicitors
159 Upper Rathmines Road
Dublin 6
Phone: +353 (1) 4966866
Fax       +353 (1) 4966878
Email: wmee@esatclear.ie

SHARE PURCHASE AGREEMENT

This agreement is dated 07 December 2012

PARTIES

(1).
Greenworld International Resources Limited whose registered office is at No. 1 Main Street, Blessington, County Wicklow, Republic of Ireland (incorporated in Ireland, company registration number 334380) (Buyer);

(2).	Hugh Daly, 16 Knockaun Court, Silversprings, Clonmel, County Tipperary ("Mr. Daly");

(3).	Niall Shanahan, 52 Foster Avenue, Mount Merrion, County Dublin ("Mr. Shanahan");

(parties (2) to (3) inclusive being herein referred to as the Sellers).

BACKGROUND

The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares on and subject to the terms and conditions of this agreement.

AGREED TERMS

1.	INTERPRETATION

	1.1.	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of the Company as at 31St March 2011 and the accounts currently being audited and the management accounts to 30th September 2012, including the balance sheet and profit and loss account (together with the notes thereon), the cash flow statement and the auditor's and directors' reports (copies of which are attached to the Disclosure Letter).

Accounts Date: 31st March.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in Ireland are open for business.

Business Plan: the business plan in the agreed form relating to the Company.

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Buyer's Solicitor: Walter Mee & Co. Solicitors 159 Upper Rathmines Road, Dublin 6.

Claim and Substantiated Claim: have the meanings set out respectively in clause 6.

Companies Act: the Companies Act 2006.

Company: 4Front Contracts Management Ltd whose registered office is at 16/17 College Green, Dublin 2, Company Registration No. 481509

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Confidential Information: all information (including know how and trade secrets) not in the public domain relating to:

(a) the Company; or

(b) any member of the Buyer's Group;

which any of the Sellers has received or obtained at any time. Connected: in relation to a person, has the meaning contained in section 1122 of the Corporation Taxes Act 2010.

Consideration Shares: [4,500,000] shares of Greenworld Development Inc (a company incorporated in the State of Nevada, USA, under company number 98-0206030), to be issued to the Sellers as part of the Purchase Price.

Costs: all claims, obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including Taxation) in each case of any nature whatsoever, whensoever and howsoever arising.

Covenants: the covenants and undertakings contained in Clause 7;

Customer: a person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of the Company.

Director: each person who is a director or shadow director of the Company,

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Disclosed: disclosed (with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Sellers' Solicitor to the Buyer with the same date as this agreement that is described as the disclosure letter, together with the bundle of documents attached to it (Disclosure Bundle), each in the agreed form.

Employee: a person who is employed by the Company.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Executive: an Employee, Director, agent or officer of the Company.

Group: in relation to a company, that company, its subsidiaries, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a group is a member of the group. Unless the context otherwise requires, the application of the definition of Group to any company at any time shall apply to the company as it is at that time.

Potential Customer: a person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding the Completion Date, negotiating with the Company for the supply by the Company of goods or services.

Prohibited Area: (a) the entire geographic area within which the Company has, in the period prior to the Completion Date, carried on business, together with (b) the entire geographic area within which (as envisaged by the Business Plan) it is contemplated that the Company will carry on business in the period of twelve months following the Completion Date, and together with (c) the rest of the United Kingdom, the Channel Islands, the Isle of Man and the Republic of Ireland.

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Purchase Price: the sum of €400,000 (four hundred thousand Euro) plus the Consideration Shares as hereinbefore set out

Resigning Executive: any Executive expressed in the minutes (of the board meeting of the Company to be held at Completion) to be resigning.

Resolution: a resolution of the shareholders of the Company in the agreed form (as mentioned in paragraph 1.4 of Schedule 3).

Restricted Executive: a person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding the Completion Date, an Executive holding an executive or managerial position with the Company.

Restricted Period: the period until the earlier of the date [2] years from the Completion Date and the date (in respect of any particular Seller) 2 years from the date when he ceases to be the registered holder and/or beneficial owner of any shares of the Company.

Restricted Services: goods and/or services which are competitive with those supplied by the Company at the Completion Date (or the supply of which by the Company is envisaged by the Business Plan).

Sale Shares: the 100 ordinary shares of €1.00 each in the Company (constituting 100% of the issued share capital of the Company), all of which have been issued and are fully paid.

Service Agreements: the service agreements in the agreed form to be entered into on the date of this agreement between (a) (1) the Company and (2) Mr. Daly and (b) (1) the Company and (2) Mr. Shanahan and (c) (1) the Company and (2) Ms. Sinead Heinl.

Taxation: all taxes, including income tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, inheritance tax, national insurance contributions, general and water rates, council tax and any payment whatsoever which the Company may be or become bound to make to any person (whether in respect of the liability of the Company or of any other person) as a result of the operation of any enactment relating to taxation and all penalties, charges and interest relating to any claim, or assessment for taxation levied, assessed or imposed by governmental (whether central or local) authorities and other agencies or bodies having lawful authority in whatever country so to do.

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Warranties: the warranties and representations set out in clause 5 and Schedule 4

1.2.	Clause headings shall not affect the interpretation of this agreement.

1.3.	References to clauses and schedules are to the clauses and schedules of this agreement. References to paragraphs are to paragraphs of the relevant schedule.

1.4.
A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's legal and personal representatives, successors and permitted assigns.

1.5.	The schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement and any reference to this agreement includes the schedules.

1.6.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular.

1.7.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8.
A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force for the time being, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9.	Writing or written includes faxes but not e-mail (unless otherwise expressly provided in this agreement).

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	1.10.	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

	1.11.	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

	1.12.	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this agreement are joint and several.

	1.13.	References to this agreement include this agreement as amended or varied in accordance with its terms.

2.	SALE AND PURCHASE

2.1.
On the terms of this agreement, with effect from Completion, the Sellers shall sell, and the Buyer shall buy, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

	2.2.	Each of the Sellers waives any rights or pre-emption conferred on him by the Articles of Association of the Company or otherwise over those of the Sale Shares agreed to be sold by the other Sellers.

	2.3.	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	PURCHASE PRICE

3.1.
The Purchase Price for the Sale Shares is €400,000 and the 4.5 million Consideration Shares in Greenworld Development Inc, which shall be discharged by the Buyer (in the manner, and at the times, described below) as to (a) Mr. Daly one half (€200,000) and 2.25 million Consideration Shares and (b) Mr. Shanahan one half (€200,000) and 2.25 million Consideration Shares (in each case apportioned between the Sellers in the proportions set opposite their respective names in Schedule 1).

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	3.2.	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for a breach of any Warranty.

4.	COMPLETION

	4.1.	Completion shall take place on the Completion Date at any place or time as agreed in writing by the Sellers and the Buyer.

	4.2.	At Completion the Sellers shall:

		4.2.1.	deliver or cause to be delivered the documents and evidence set out in Schedule 3;

		4.2.2	procure that a board meeting of the Company is held at which the matters identified in Schedule 3 are carried out; and

		4.2.3.	deliver any other documents referred to in this agreement as being required to be delivered by them.

	4.3.	At Completion the Buyer shall:

4.3.1.
procure the delivery as soon as is reasonably possible to the Sellers of share certificates for Consideration Shares (in accordance with their respective entitlements hereunder), on the basis that the share certificates so delivered shall be marked "restricted" (or in such other terms as shall indicate that the relevant Seller is restricted in carrying out any disposal of his consideration Shares in the period of twelve (12) months following Completion;

		4.3.2.	deliver to Mr. Daly and to Mr. Shanahan and Ms. Sinead Heinl copies of their Service Agreements, duly executed by the Company; and

4.4.
As soon as possible after Completion the Sellers shall send to the Buyer (at the Buyer's registered office for the time being, or at such other place as the Buyer may nominate for the purpose)) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion and which are not kept at the Property.

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4.5.
Not later than five (5) Business Days after the Buyer's US parent company (the shares of which company constitute the Consideration Shares) has completed a fundraising of not less than US$10 million or such sums as shall be mutually agreed, the Buyer shall pay the Purchase Price (an aggregate of €400,000) by electronic transfer to the respective bank accounts of the Sellers as notified in writing by each Seller to the Buyer (and in accordance with their respective entitlements thereto), and payment made in accordance with this sub-clause shall constitute a valid discharge of the Buyer's relevant obligation under clause 3.1. The Buyer shall at all times, upon reasonable request from the Sellers' representative, provide to the Sellers' representative an update on the current situation concerning such fundraising as is described above.

5.	WARRANTIES AND INDEMNITY

5.1.
The Sellers warrant and represent to the Buyer at Completion that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed, and the Sellers acknowledge that the Buyer is relying upon each of the Warranties in making its decision to enter into this agreement.

5.2.
Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Sellers shall pay to the Buyer on demand:

		5.2.1.	the amount necessary to put the Company into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading; and

5.2.2.
all costs and expenses (including, without limitation, damages, claims, demands, proceedings, costs, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).

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A payment made in accordance with the provisions of this clause 5.2 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer (or, as the case may be, the Company) is left with the same amount it would have had if the payment was not subject to Taxation.

	5.3.	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.4.
With the exception of the matters Disclosed, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) (including any information in any draft of the Disclosure Letter) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice, prevent or reduce any amount recoverable under any claim by the Buyer pursuant to this agreement

6.	LIMITATIONS ON CLAIMS

	6.1.	The definitions and rules of interpretation in this clause 6 apply in this agreement.

Claim: a claim for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

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6.2.	This clause limits the liability of the Sellers in relation to any Claim.

6.3.	The liability of the Sellers for all Substantiated Claims when taken together shall not exceed the Purchase Price.

6.4.
The Sellers shall not be liable for a Claim unless the amount of all Substantiated Claims (including those which are connected with other Substantiated Claims) when taken together exceeds €5,000, in which case the whole amount (and not just the amount by which the limit in this clause 6.4 is exceeded) is recoverable by the Buyer.

6.5.	The Sellers are not liable for any Claim to the extent that the matter giving rise to the Claim:

	6.5.1.	is Disclosed; or

	6.5.2.	is specifically and fully provided for in the Accounts.

6.6.
The Sellers are not liable for a Claim unless the Buyer has given the Sellers' Representative notice in writing of the Claim (summarising the nature of the Claim, and the estimated amount thereof, in each case as far as known to the Buyer at the time) before [the last day of the period ending four months after the end of the second accounting period ending after Completion (to allow for the drawing of two sets of audited accounts)].

6.7.	Nothing in this clause 6 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, their agents or advisers.

6.8.	The Buyer shall, and shall procure that the Company shall, take all reasonable steps to avoid or mitigate any loss or liability, which may give rise to a Claim or other breach of this agreement.

6.9.	No Claim shall be admissible and the Sellers shall not be liable in respect thereof to the extent that:

6.9.1.
the liability arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or the Buyer or their respective directors, employees or agents on or after Completion done or omitted otherwise than in the ordinary course of the business of the relevant company; or

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	6.9.2.	the liability arises wholly or partly out of or as a result of the sale and purchase of the Sale Shares pursuant to this agreement; or

	6.9.3.	the matter to which the Claim relates:

		6.9.3.1.	is in respect of lost goodwill; or

		6.9.3.2.	arises wholly or partly from an act or omission of the Buyer required by law after Completion.

6.10.
If, in respect of any matter which would give rise to a Claim, the Buyer or the Company is entitled to make a claim under any policy of insurance, then the amount of the Claim shall be reduced by any amount recovered by the Buyer or the Company under that policy of insurance in respect of that matter (less all Costs incurred by the Buyer or the Company in recovering that sum from its insurers), or 'extinguished if the amount recovered exceeds the amount of the Claim.

6.11.
Where the Buyer or the Company is at any time entitled to recover from some other person (not being the Buyer or any member of the Buyer's Group or the Company's Group) (Third Party) any sum in respect of any matter giving rise to a Claim, the Buyer shall take all reasonable steps to enforce such recovery.

6.12.
If the Sellers make a payment to the Buyer in respect of a Claim and the Buyer subsequently recovers any amount from a Third Party in respect of the subject matter that gave rise to the Claim, the Buyer shall repay to the Sellers as soon as possible the lesser of:

	6.12.1.	an amount equal to the amount recovered from the Third Party (less all Costs incurred by the Buyer in recovering that sum from the Third Party); and

	6.12.2.	an amount equal to the sum paid to the Buyer by the Sellers in respect of the Claim.

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6.13.	If any amount is repaid to the Sellers by the Buyer in accordance with clause 6.12, an amount equal to the amount so repaid shall be deemed never to have been paid by the Sellers to the Buyer

6.14.
No liability shall arise in respect of any Claim to the extent that such liability arises or is increased wholly or partly as a result of any legislation not in force at the date of this agreement, which takes effect retrospectively.

6.15.
The Buyer shall, as soon as reasonably practicable, inform (or procure that the Company informs) the Sellers' Representative in writing of any claim by any third party (Third Party Claim) which comes to the notice of the Buyer or any other member of the Buyer's Group whereby it appears that the Sellers are likely to become liable under any Claim.

6.16.
Subject to the Buyer being indemnified to its satisfaction in respect of all Costs that may be incurred by the Buyer or the Company, the Buyer shall, and shall procure that the Company shall, take such action and give such information and assistance as the Sellers' Representative may reasonably request in writing to avoid, dispute, resist, mitigate, compromise, or defend any Third Party Claim and to appeal against any judgment given in respect of any Third Party Claim provided that:

	6.16.1.	the Sellers shall be subject to the provisions of clause 7.2 in respect of any Confidential Information they receive pursuant to this clause 6.16; and

6.16.2.
the provisions of this clause 6.16 shall not require the Buyer to take any action (including delegating the conduct any legal proceedings to the Sellers) or given any information or assistance (or procure that the Company does so) if, in the reasonable opinion of the Buyer (acting in good faith), the taking of the action or the giving of the information or assistance would be likely to prejudice materially the commercial interests of the Buyer or the Company.

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6.17.
On the written request of the Sellers' Representative (but subject in any event to all the provisions of clause 6.16), the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (Proceedings) shall be delegated to the Sellers. For this purpose, the Buyer shall give or procure to be given to the Sellers all such assistance as the Sellers' Representative may reasonably require and shall (but specifically at the Sellers' cost, without the possibility of any recourse to the Buyer or to the Company or to any member of the Buyer's Group) appoint such solicitors and other professional advisers as the Sellers' Representative may nominate to act on behalf of the Buyer or the Company or any of its Subsidiaries in accordance with the Sellers' Representative's instructions.

6.18.	Where Proceedings are delegated to the Sellers in accordance with clause 6.17:

6.18.1.
the Sellers shall at all times (and, in any event, forthwith upon written request therefore, from the Buyer to the Sellers' Representatives), and as a pre-condition of any continuing obligation of the Buyer under clauses 6.16 and/or 6.17, keep the Buyer fully and promptly informed of the Proceedings, shall consult the Buyer on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Buyer in relation to such Proceedings; and

6.18.2.
the Sellers shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed and provided always that, in the event of the Buyer refusing approval of such settlement or compromise, the Sellers shall have no liability in respect of any Claim arising therefrom in excess of the figure at which the Sellers could have settled or compromised the relevant Third Party Claim. The Buyer shall be liable for any costs incurred since the proposed date of settlement or compromise.

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6.19.
If any Claim arises by reason of some liability of the Company which, at the time that Claim is notified to the Sellers' Representative, is contingent only or otherwise not capable of being quantified, the Sellers shall not be under any obligation to make any payment in respect of that Claim unless and until that liability ceases to be contingent or becomes capable of being quantified, as the case may be, provided that the provisions of clause 6.6 shall not apply to that Claim.

7.	RESTRICTIONS ON THE SELLERS

7.1.
Each of the Sellers severally covenants with and undertakes to the Buyer and to the Company that he shall not (whether alone or jointly with another and whether directly or indirectly) at any time during the Restricted Period:

7.1.1.
carry on or be employed, engaged or interested economically or otherwise in any manner whatsoever in any business carried on in any part of the Prohibited Area which is in competition with any part or the whole of any business of the Company as carried on at the Completion Date or as envisaged in the Business Plan to be so carried on;

		7.1.2.	seek the custom of any Customer for the purpose of providing that Customer with Restricted Services;

		7.1.3.	deal with any Customer for the purpose of providing that Customer with Restricted Services;

		7.1.4.	seek the custom of any Potential Customer for the purpose of providing that Potential Customer with Restricted Services;

		7.1.5.	deal with any Potential Customer for the purpose of providing that Potential Customer with Restricted Services;

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	7.1.6.	solicit or attempt to entice away from the Company or any member of the Buyer's Group, any Restricted Executive;

	7.1.7.	employ, offer to employ or enter into a contract for the services of any Restricted Executive;

	7.1.8.	procure or facilitate the doing of any of the things contemplated by sub clause 7.1.6 and/or sub-clause 7.1.7 by any other person; or

	7.1.9.	knowingly interfere or seek to interfere with the contractual or other trade relations between the Company and any of its suppliers.

7.2.	Each of the Sellers severally covenants with and undertakes to the Buyer and to the Company that he shall not (whether alone or jointly with another and whether directly or indirectly):

	7.2.1.	at any time after Completion, use in the course of any business:

		7.2.1.1.	the words (or style) "4Front", save for 4Front Project Management International Limited (a non-trading company);

7.2.1.2.
any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company (or was, as envisaged in the Business Plan, envisaged to be used by the Company); or (iii) anything which is confusingly similar to such words, mark, name, design or logo;

	7.2.2.	subject to Clause 7.3, at any time after Completion use or divulge to any person any Confidential Information.

7.3.
Clause 7.2.2 shall not apply to Confidential Information that is or becomes public knowledge other than as a direct or indirect result of such information being disclosed in breach of this agreement. A Seller may disclose any Confidential Information to the extent that the disclosure is required by law or by a regulatory body, court or governmental or administrative authority competent to require such disclosure, provided that the Seller in question shall (unless prohibited by law) consult the Buyer and take into account any reasonable requests that the Buyer may have in relation to the disclosure before making it.

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	7.4.	Nothing in this Clause 7 prevents the Sellers (or any of them) from holding for investment purposes only:

		7.4.1.	any units of any authorised unit trust; or

		7.4.2.	not more than 5% of any class of shares or securities of any company traded on any recognised stock exchange unless previously agreed in writing with the Buyer.

7.5.
Each of the covenants in this clause 7 is a separate covenant and undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer and/or the Company separately and independently of their respective rights to enforce any one or more of the other such covenants. The Parties consider that in the context of the transaction effected by this agreement each of such covenants is fair, reasonable, necessary and legitimate, but if any such covenant shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, that covenant shall apply with such modifications as may be necessary to make it valid and effective.

	7.6.	Each Seller acknowledges that he has taken (or has had ample opportunity to take) independent legal advice on the covenants in this clause 7.

	7.7.	The consideration for the covenants in this clause 7 is included in the Purchase Price.

8.	ANNOUNCEMENTS

No Party shall make any announcement relating to this agreement or its subject matter without the prior written approval of the other Parties (approval on behalf of all of the Sellers to be given by the Sellers' Representative) except as required by law or by any legal or regulatory authority of competent jurisdiction, provided that where any announcement is made in reliance on such exception, the announcing Party will (unless it is prohibited by law) use its reasonable endeavours to consult with the other Parties in advance in relation to such announcement. For the avoidance of doubt, the acquisition will be announced to NASDAQ Stock Exchange by way of 8-K filing, to be followed at the discretion of the Buyer with press releases.

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9.	FURTHER ASSURANCE

The Sellers shall (at their own expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

10.	ASSIGNMENT

	10.1.	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

	10.2.	Each party that has rights under this agreement is acting on its own behalf

10.3.
The Buyer may assign its rights, but not its obligations, under this agreement (or any document referred to in this agreement) (a) by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Buyer, (b) to any member of its Group, or (c) to any person to whom it transfers the Sale Shares.

	10.4.	If there is an assignment:

		10.4.1.	the Sellers may part discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

		10.4.2.	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

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11.	WHOLE AGREEMENT

11.1.
This agreement, and any document referred to in it, constitute the whole agreement between the parties and supersede all previous agreements between the parties relating to its subject matter they cover.

	11.2.	Nothing in this clause 11 shall limit or exclude any liability for fraud.

12.	VARIATION AND WAIVER

	12.1.	Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

12.2.
Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given, and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

	12.3.	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

12.4.
No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy, or shall prevent any future exercise in whole or in part thereof.

	12.5.	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy

	12.6.	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

13.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the Company.

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14.	SELLERS' REPRESENTATIVE

	14.1.	Each of the Sellers unconditionally and irrevocably appoints the Sellers' Representative as:

14.1.1.
his agent for service of process and any other documents in proceedings in England or in the Republic of Ireland or any other proceedings in connection with this agreement (or with any document referred to in it), and any claim form, judgment or other notice of legal process shall be sufficiently served on any Seller if delivered to the Sellers' Representative in accordance with Clause 15; and

14.1.2.
his sole representative and attorney for the purposes of accepting notices, granting any consent or approval, signing any documents or deeds and generally taking such action and doing such things on behalf of the Sellers as may be required in accordance with the provisions of this agreement; and the Buyer shall be entitled to rely on anything done by the Sellers' Representative in accordance with this Clause 14 as if such thing had been done by the relevant Seller.

	14.2.	Each of the Sellers unconditionally and irrevocably undertakes not to revoke the authority of the Sellers' Representative.

14.3.
Each of the Parties agrees that, save in the case of fraud or bad faith, the Sellers' Representative shall have no personal liability whatsoever to the Buyer or to the Sellers in relation to his exercise of the powers and authorities conferred on him pursuant to this Clause 14. The provisions of this Clause 14.3 shall not, however, in any way affect the Sellers' Representatives' liability as a Seller.

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		15.2.6.	if sent through Document Exchange, 9:00 am two Business Days after being put into the Document Exchange.

	15.3.	For the purposes of this clause 15:

		15.3.1.	all times are to be read as local time in the place of deemed receipt; and

15.3.2.
if deemed receipt under this clause 15 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on any Business Day), the notice or other communication is deemed to have been received when business next starts in the place of receipt.

	15.4.	To prove service it is sufficient to prove that:

		15.4.1.	if sent by fax, the notice or other communication was transmitted by fax to the fax number of the party; or

		15.4.2.	if sent by post, the envelope containing the notice or other communication was properly addressed and posted.

	15.5.	The provisions of this clause 15 shall not apply to the service of any proceedings or other documents in any legal action.

	15.6.	For the avoidance of doubt, a notice or other communication under this agreement shall not be validly served if sent by e-mail.

16.	INTEREST ON LATE PAYMENT

16.1.
Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

	16.2.	The rate of interest shall be 4% per annum above the base rate for the time being of Barclays Bank PLC. Interest shall accrue on a daily basis and be compounded quarterly.

	16.3.	This clause 16 is without prejudice to any claim for interest under the law.

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17.	SEVERANCE

17.1.
If any provision of this agreement (or part of any provision) is found by any court or other body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

17.2.
If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

18.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

19.	THIRD PARTY RIGHTS

19.1.
Subject to clauses in this agreement, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

19.2.
Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under, this agreement are not subject to the consent of any person that is not a party to this agreement.

	19.3.	The provisions of Clause 7 are intended to benefit the Company, and shall be enforceable by the Company to the fullest extent permitted by law.

20.	SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

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c.
An irrevocable power of attorney, in the agreed form, given by each of the sellers in favour of the buyer or its nominees to enable the beneficiary (or Its proxies) to exercise all voting and other rights attaching to the sale Shares before the transfer of the sale shares is registered.

d.	The original of any power of attorney under which any document to be delivered to the buyer has been executed.

e.	The service agreements duly executed (respectively) by Mr. Daly and Mr. Shanahan and Ms. Sinead Heinl.

f.
In relation to the company, the statutory registers and minute books (written up to the time of completion), the common seal, certificate of Incorporation and any certificates of incorporation on change of name;

g.	A duly executed written resignation, in the agreed form, of each resigning Executive in relation to their office(s) and/or employment with the company.

Part 2. Matters for the board meeting at Completion

The Sellers shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place:

a.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Seller.

b.	Niall Shanahan, Hugh Daly and Sinead Heinl shall be appointed as directors of the Company to take office at the close of the meeting.

c.	Wolfgang Heinl shall be appointed as secretary of the Company with effect from the close of the meeting.

d.
All the existing instructions and authorities in relation to the operation of the bank account(s) of the Company with Ulster Bank and Danske Bank shall be revoked and replaced with new instructions and authorities to that bank in the form the Buyer requires.

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e.	The accounting reference date of the Company shall be changed to 31 December.
schedule 4 Warranties

Part 1. General Warranties

1	POWER TO SELL THE COMPANY

a)	The Sellers have all requisite power and authority to enter into and perform this agreement in accordance with its terms and to enter into and perform the other documents referred to in it.

b)
This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

c)	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

i)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

ii)	any law, regulation, order, judgment, decree or other restriction applicable to any of the Sellers.

2	SHARES IN THE COMPANY

a)	The Sale Shares constitute 100% of the allotted and issued share capital of the Company and are fully paid.

b)	The Sellers are the legal and beneficial owners of the Sale Shares and are entitled to transfer full ownership of them on the terms set out in this agreement.

c)	The Sale Shares are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares.

d)
No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

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e)	The Company:

i)	does not have any subsidiaries, and does not hold or beneficially own, and has not agreed to acquire, any securities of any undertaking;

ii)	is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

iii)	does not have any branch or permanent establishment outside its country of incorporation;

iv)	has not circulated any written resolution which could be passed after Completion;

v)	has not at any time purchased, redeemed or repaid any of its own share capital; and

vi)	has not at any time given any financial assistance in contravention of the provisions of the Companies Act.

f)	The Company has not declared, made or paid any dividends or other distributions.

3	CONSTITUTIONAL AND CORPORATE DOCUMENTS

a)
The Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the Completion Date.

b)
Copies of the memorandum and articles of association or other constitutional and corporate documents of the Company are Disclosed and are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by all applicable laws are annexed or incorporated to them.

c)	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

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d)
All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Companies Registration Office ("CRO")) have been correctly made up and filed or, as the case may be, delivered.

4	INFORMATION

a)	All information contained in the Disclosure Letter is complete, accurate and not misleading.

b)	The particulars relating to the Company in this agreement are complete, accurate and not misleading.

c)
All written information relating to the Sale Shares, or relating to the Company or to its business, activities, affairs, assets or liabilities, provided by any of the Sellers or by the Sellers' Solicitors in the course of the negotiations leading to the execution of this agreement, was when given, and is now, true and accurate in all material respects.

d)	There is no information that has not been disclosed which, if disclosed, might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms of this agreement.

5	COMPLIANCE WITH LAWS

The Company has at all times conducted its business in accordance with its memorandum and articles of association and in all material respects with all applicable laws and regulations.

6	LICENCES AND CONSENTS

a)
The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

b)	There is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

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7	INSURANCE

a)
The insurance policies maintained by or on behalf of the Company provide full indemnity cover against all losses and liabilities, including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company.

b)	The particulars of those insurance policies set out in the Disclosure Letter are accurate and not misleading.

c)
There are no material outstanding claims under, or in respect of the validity of, any of those insurance policies and, so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under any of those insurance policies.

d)
All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8	POWER OF ATTORNEY

There are no powers of attorney in force given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of business of the Company.

9	DISPUTES AND INVESTIGATIONS

a)	Neither the Company nor any person for whom the Company is vicariously liable:

i)
is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

ii)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

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b)	No such proceedings, investigation or inquiry as are mentioned herein have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

10	TRANSACTIONS WITH THE SELLERS

a)	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

i)	any of the Sellers or any person Connected with any of the Sellers; or

ii)	any director of a member of a Group of the Company or any person Connected with such a member or director.

b)
None of the Sellers, nor any person Connected with any of the Sellers is entitled to a claim of any nature against the Company, or has assigned to any person the benefit of a claim against the Company to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

11	FINANCE AND GUARANTEES

a)
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company or any other person.

b)
The Company does not have any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

12	INSOLVENCY

The Company:

i)	is not insolvent and is not unable to pay its debts within the meaning of the Companies Acts or any other insolvency legislation applicable; and

ii)	has not stopped paying its debts as they fall due.

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13	ASSETS

a)
The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, any assets acquired since the Accounts Date and all other assets used by the Company except for those disposed of since the Accounts Date in the normal course of business.

b)
None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease-hire agreement, hire-purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

14	DATA PROTECTION

The Company has fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

15	ACCOUNTS

a)
The Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in Ireland and in accordance with the applicable law and regulation and give a true and fair view of state of affairs of the Company and of the profit and loss of the Company for the financial year ended on that date.

b)	The Accounts:

i)
make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stock and for depreciation on fixed assets and for liabilities (including contingent liabilities) and Taxation (including deferred Taxation);

ii)	do not overstate the value of current or fixed assets; and

iii)	do not understate any liabilities (whether actual or contingent).

c)
The management accounts which have been Disclosed have been prepared accurately and in good faith, and provide reasonable view of the trading and general affairs of the Company for the periods to which they relate.

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16	ACCOUNTING, FINANCIAL AND OTHER RECORDS

a) All accounting, financial and other records of the Company (including the statutory books of the Company):

i)	have been properly prepared, filed and maintained;

ii)	constitute an accurate record of all matters required by law to appear in them;

iii)	do not contain any material inaccuracies or discrepancies;

iv)	are in the possession of the Company; and

v)	comply with all applicable laws.

b) No notice has been received or allegation made that any of those records are incorrect or should be rectified.

17	EFFECT OF SALE ON SALE SHARES

Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

i)	cause the Company to lose the benefit of any right or privilege it presently enjoys; or

ii)
relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or

iii)	so far as the Sellers are aware, result in any officer or senior Employee leaving the Company.

18	MISCELLANEOUS

a)	The Company is registered for value added tax, and has complied in all respects with its obligations in relation thereto.

b)	Save as Disclosed:

i) there has been no material adverse change in the position or prospects of the Company since 30 September 2012;

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ii)	the Company has entered into no material contracts, save in the normal course of business and is not in material; breach of any contract into which it may have entered;

iii)
the Company has not been paid, or promised, any grants, allowances, subsidies, loans or financial assistance by the European Union, any national or local authority, any government department, any agency or any other body and, to the extent that the Company has been paid or promised any such, the Company has not done or failed to do any act or thing (including the entering into of this agreement) which could result in any such grants, allowances, subsidies, loans or financial assistance not being paid or becoming repayable or forfeited in whole or in part;

iv)	the Company has not received any notification of issues relevant to matters of environmental health and safety, nor are there any issues which lead to such notification to the Company;

v)
the activities of the Company to the date of this agreement, and such activities as it is envisaged, in the Business Plan, will be carried on hereafter, do not require the use of any intellectual property or information technology of any kind;

vi)	the Company has Employees;

vii)	the Company has no liability to any person in respect of pensions;

viii)	the Company has no liability of any sort in respect of Taxation; the Company has neither owned nor occupied any property other than the Property.

19	THE BUSINESS PLAN

The Sellers have carefully reviewed the Business Plan and:

a)	the Business Plan has been prepared with all due skill, care and attention;

i) all statements of opinion and all forecasts, projections and budgets contained or referred to in the Business Plan:

(1)	have been honestly and reasonably made;

(2)	have been properly prepared on bases and assumptions which are fair and reasonable; and

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(3)	are fair and reasonable in the circumstances;

and neither the opinions, forecasts and/or projections, nor the assumptions on which they were based, have been disproved or ought to have been reviewed in the light of any events or circumstances which have arisen since the preparation of the Business Plan.

Schedule 5 Addresses for Service:

The Buyer:
Greenworld International Resources Limited
No. 1 Main Street
Blessington
County Wicklow

The Sellers:
Mr. Hugh Daly
16 Knockaun Court
Silversprings
Clonmel
County Tipperary

Mr. Niall Shanahan
52 Foster Avenue
Mount Merrion
County Dublin

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